Appgate Successfully Completes Recapitalization and Embarks on Next Phase of Growth Company emerges debt free from recapitalization, launches new malware analysis service and releases enhanced version of its Universal Zero Trust Network Access Solution MIAMI (JULY 3, 2024) -- Appgate, the secure access company, today announced the successful completion of its recapitalization process and transition to a private company. Post emergence, the company has significantly strengthened its financial position with no issued corporate debt outstanding and enhanced its capital reserves to support and expand operations. As a result of this transition, certain of Appgate’s existing lead investors have become the majority equity owners of the company. Building on this solid financial foundation as a private entity, Appgate has secured additional equity financing from Magnetar, a leading alternative investment firm with $15B1 in assets. This investment is an important element of Appgate’s broader financial restructuring to further fortify the company as it seeks to strengthen its platform and drive sustainable growth. A leading provider of Universal Zero Trust Network Access (ZTNA) and Online Fraud Protection, Appgate maintained a strong customer experience throughout the company’s transition to a private entity and continued to see growing demand for its products. Appgate won significant new business during the recapitalization process, including the finalization of a meaningful deal with the Department of Defense. The company also recently released Appgate SDP 6.3, the latest version of its award-winning Universal Zero Trust Network Access (ZTNA) solution, which enables network transformation by hardening an organization’s perimeter and securing its most valuable assets, while reducing costs. The new version includes an AI-based risk engine and maximizes resiliency, speed and performance to create a more agile, efficient and secure network, improving business continuity, security and performance. Additionally, the company recently launched a new malware analysis service, aimed at helping customers mitigate cyberthreats by identifying and neutralizing malicious software. “We are pleased to have completed our recapitalization to strengthen our balance sheet and enhance our financial flexibility as we seek to drive increased value for all Appgate stakeholders,” said Leo Taddeo, CEO and President, Appgate. “Emerging from this process, and on the heels of two consecutive quarters of strong growth, we are moving forward with momentum and a fortified capital structure that supports our ability to capitalize on the growing market and increased demand for cybersecurity solutions that meet the needs of today’s largest enterprises and government agencies.” Mr. Taddeo continued, “Through this recapitalization, Appgate is now well positioned to increase investments in new technologies, enhance the customer experience and pursue new customer 1 As of March 31, 2024.

acquisition in our pursuit of profitable growth. We look forward to deepening our partnership with our long-term investors to strengthen the company for the future and drive continued innovation in securing and protecting organizations’ most valuable assets and applications.” Kirkland & Ellis LLP served as legal advisor and Portage Point Partners, LLC served as investment banker and financial advisor to the company. Willkie Farr & Gallagher LLP served as legal advisor and Uzzi & Lall and M3 Partners served as financial advisors to certain Appgate investors. About Appgate Appgate secures and protects an organization's most valuable assets and applications. Appgate is the market leader in Zero Trust Network Access (ZTNA) and online fraud protection. Appgate products include Appgate SDP for Universal ZTNA and 360 Fraud Protection. Appgate services include threat advisory analysis and ZTNA implementation. Appgate safeguards enterprises and government agencies worldwide. Learn more at appgate.com. Media Contacts ZAG Communications for Appgate appgate@zagcommunications.com